PROSPECTUS SUPPLEMENT                                                 EXHIBIT 1
(To Prospectus dated March 23, 2005)                 REGISTRATION NO. 333-63924



                               [GRAPHIC OMITTED]





                         300,000,000 Depositary Receipts
                          CP HOLDRSSM Deposit Facility



         This prospectus supplement supplements information contained in the prospectus dated March 23, 2005, relating to the sale of up to 300,000,000 depositary receipts by the CP HOLDRS(SM) Deposit Facility.

         The name, ticker symbol, share amounts and primary trading market of each company represented by a round-lot of 100 CP HOLDRS is as follows:

                                                        Share         Primary
           Name of Company                Ticker       Amounts    Trading Market
---------------------------------        -------      ---------   --------------
EnCana Corporation                         ECA           136.8         NYSE
Fording Canadian Coal Trust(1)             FDG           49.8          NYSE
CP Ships Limited                           TEU            25           NYSE
Canadian Pacific Railway Company           CP             50           NYSE
Fairmont Hotels and Resorts Inc.           FHR            25           NYSE

(1)  As a result of a 3 for 1 stock split of Fording Canadian Coal Trust (NYSE:
     "FDG"), effective September 16, 2005, the quantity of shares of Fording Canadian Coal Trust represented by a round-lot of 100 CP HOLDRS increased to 59.8 shares from 16.6 shares.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is September 30, 2005.